Exhibit 99.1

EyePoint Reports Second Quarter 2026 Financial Results and Highlights Recent Corporate Developments

– Topline data from LUGANO pivotal Phase 3 wet AMD clinical trial expected in August 2026 ––

– Topline data from LUCIA pivotal Phase 3 wet AMD clinical trial anticipated in Q4 2026 ––

– Pivotal Phase 3 DME clinical trials, COMO and CAPRI, fully enrolled over 480 patients in 5 months; topline data expected in Q4 2027 ––

– $180 million of cash and investments as of June 30, 2026, with runway into Q4 2027 ––

WATERTOWN, Mass., August 5, 2026 (GLOBE NEWSWIRE) – EyePoint, Inc. (Nasdaq: EYPT), a company committed to developing and commercializing innovative therapeutics to improve the lives of patients with serious retinal diseases, today announced financial results for the second quarter ended June 30, 2026, and highlighted recent corporate developments.

“With topline data from our pivotal Phase 3 LUGANO wet AMD trial expected this month, followed by LUCIA in the fourth quarter, and enrollment now completed in our pivotal Phase 3 DME program, we continue to execute across our clinical programs,” said Jay S. Duker, M.D., President and Chief Executive Officer of EyePoint. “The LUGANO and LUCIA data readouts represent transformative advancement in the wet AMD landscape, potentially positioning DURAVYU as the foundational treatment option for sustained patient care.”

R&D Updates:

DURAVYU (vorolanib intravitreal insert)

Wet Age-Related Macular Degeneration (Wet AMD)

•
Pivotal Phase 3 wet AMD clinical trials are on track, with topline data readout for LUGANO expected in August 2026. LUCIA topline data results are expected in the fourth quarter of 2026.
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The two identical non-inferiority trials versus on-label aflibercept enrolled over 900 patients, include every six-month re-dosing of DURAVYU, were designed in alignment with the FDA, and follow a clear and recognized regulatory approval pathway.
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In May 2026, a positive Data Safety Monitoring Committee (DSMC) meeting recommended that both the LUGANO and LUCIA trials continue as planned with no protocol modifications. The interim masked Phase 3 safety data remain consistent with the favorable safety observed in four previously completed DURAVYU clinical trials in over 190 patients, with no drug-related safety concerns.

Diabetic Macular Edema (DME)

•
Pivotal Phase 3 COMO and CAPRI clinical trials have completed enrollment, together enrolling over 480 patients in five months.
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The identical non-inferiority trials versus an on-label aflibercept control include every six-month re-dosing and follow a clear and recognized regulatory approval pathway.
•
Topline data for both DME trials are anticipated in the fourth quarter of 2027.

Exhibit 99.1

Recent and Upcoming Presentations at Medical Conferences

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In May 2026, we presented new preclinical data at the Association for Research in Vision and Ophthalmology (ARVO) 2026 Annual Meeting that further demonstrates vorolanib’s inhibition of pro-inflammatory IL-6 signaling.
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Through extensive in vitro and in vivo studies, vorolanib was identified as a potent inhibitor of JAK1, a critical transducer of IL-6 signaling. These data further highlight DURAVYU's multi-mechanism of action and its potential to deliver a synergistic anti-inflammatory effect alongside its established VEGF receptor and PDGF receptor inhibition in the treatment of wet AMD and DME.
•
In July 2026, we delivered multiple oral presentations at the American Society of Retina Specialists (“ASRS”) Annual Meeting supporting DURAVYU’s potentially best-in-class therapeutic profile as a sustained release tyrosine kinase inhibitor (TKI) being developed for multiple indications:
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A characterization of the multi-mechanism of action of DURAVYU in retinal exudative diseases
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Overview of key learnings from the Phase 2 DAVIO 2 clinical trial in wet AMD
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Post-hoc analyses of patients from the Phase 2 DAVIO 2 clinical trial who met Phase 3 criteria
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Overview of DME clinical program and key learnings: from the Phase 2 VERONA trial to pivotal Phase 3
•
Accepted to deliver multiple presentations at the Retina Society Annual Meeting in September, underscoring the multi-modal activity and broad treatment potential of DURAVYU and enthusiasm from the retinal community for new treatment options in multiple serious retinal diseases. This will be the first conference where LUGANO data will be presented to the retinal community.

Recent Corporate Highlight

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In July 2026, Tarek S. Hassan, M.D., was appointed as Chief Strategic Science Officer. A globally recognized retina specialist and key opinion leader with more than 35 years of experience, Dr. Hassan provides strategic guidance across the Company’s portfolio to optimize development, potential commercialization, and growth opportunities.

Review of Results for the Second Quarter Ended June 30, 2026

For the quarter ended June 30, 2026, total net revenue was $0.5 million compared to $5.3 million for the corresponding period in 2025. The decrease was primarily driven by the recognition of remaining deferred revenue related to the Company’s 2023 agreement for the license of YUTIQ® product rights.

Operating expenses for the quarter ended June 30, 2026, totaled $97.9 million versus $67.6 million for the corresponding period in 2025. This increase was primarily attributable to ongoing DURAVYU Phase 3 clinical trials for wet AMD and DME and scale-up of our commercial manufacturing facility.

Net non-operating income totaled $2.9 million and net loss was $94.5 million, or ($1.09) per share, compared to a net loss of $59.4 million, or ($0.85) per share, for the corresponding period in 2025.

Cash, cash equivalents, and marketable securities as of June 30, 2026, totaled $180 million compared to $223 million as of March 31, 2026.

Exhibit 99.1

Financial Outlook

We expect the cash, cash equivalents, and marketable securities as of June 30, 2026, will enable us to fund operations into the fourth quarter of 2027 beyond key milestones for the Phase 3 wet AMD program in 2026.

Conference Call Information

In light of the upcoming topline data readout for the pivotal Phase 3 LUGANO clinical trial in wet AMD, EyePoint will not be hosting an earnings-related conference call. The Company plans to provide an update in conjunction with topline data.

About EyePoint

EyePoint, Inc. (Nasdaq: EYPT) is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative therapeutics to improve the lives of patients with serious retinal diseases. The Company’s lead product candidate, DURAVYU™, is an innovative investigational sustained delivery treatment for serious retinal diseases combining vorolanib, a selective and patent-protected tyrosine kinase inhibitor, in next-generation bioerodible Durasert E™ technology. Supported by robust safety and efficacy data across multiple clinical trials and indications, DURAVYU is currently being evaluated in Phase 3 pivotal trials for wet age-related macular degeneration (wet AMD) and diabetic macular edema (DME). Topline data is expected for wet AMD beginning in August 2026 and for DME in the fourth quarter of 2027.

The Company is committed to partnering with the retinal community to improve patient lives while creating long-term value, with four approved drugs over three decades and tens of thousands of eyes treated with EyePoint innovation.

EyePoint is headquartered in Watertown, Massachusetts, with a commercial manufacturing facility in Northbridge, Massachusetts.

Vorolanib is licensed to EyePoint exclusively by Equinox Sciences, a Betta Pharmaceuticals affiliate, for the localized treatment of all ophthalmic diseases outside of China, Macao, Hong Kong and Taiwan.

DURAVYU™ has been conditionally accepted by the FDA as the proprietary name for EYP-1901. DURAVYU is an investigational product; it has not been approved by the FDA. FDA approval and the timeline for potential approval is uncertain.

Forward Looking Statements

EYEPOINT SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding our expectations regarding our clinical development and regulatory plans; our belief that DURAVYU™ is well-positioned to be the first-to-market among all investigational sustained release treatments for the two largest retinal disease markets, wet AMD and DME; our belief that DURAVYU is the only TKI in development for DME; our belief that DURAVYU is uniquely positioned to potentially address both VEGF-mediated vascular leakage and IL-6 mediated inflammatory drivers of DME as a sustained delivery therapy; our belief that DURAVYU’s potential real-world application in multiple retinal disease indications and established trial designs position DURAVYU for clinical and commercial success; our expectations regarding the timing

Exhibit 99.1

of the availability and release of wet AMD and DME clinical data; our financial position and expected cash runway; our belief that DURAVYU has the potential to maintain a majority of patients with active disease with no supplemental anti-VEGF therapy for six months or longer; our beliefs regarding the potential market opportunity for DURAVYU in wet AMD and DME; our ability to continue to scale operations at our commercial manufacturing facility in Northbridge, Massachusetts; our expectations that our manufacturing facility will continue to meet FDA and EMA standards and support commercialization efforts of DURAVYU upon regulatory approval; and our expectations regarding the timing and clinical development of our other product candidates; and other statements regarding the Company’s future plans, objectives, strategies and beliefs, as identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” or other words of similar meaning or the use of future dates.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause EyePoint’s actual results to be materially different than those expressed in or implied by EyePoint’s forward-looking statements. For EyePoint, these risks and uncertainties include the timing, progress and results of the Company’s clinical development activities; uncertainties and delays relating to communications with the U.S. Food and Drug Administration and the ability to obtain regulatory approval from FDA for the commercialization of DURAVYU; unanticipated costs and expenses; the Company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the risk that results of clinical trials may not be predictive of future results, and interim and preliminary data are subject to further analysis and may change as more data becomes available; unexpected safety or efficacy data observed during clinical trials; uncertainties related to the regulatory authorization or approval process, and available development and regulatory pathways for approval of the Company’s product candidates; changes in the regulatory environment; disruptions at the FDA; changes in U.S. and international trade policies; changes in expected or existing competition; the success of current and future license agreements; our dependence on contract research organizations, and other outside vendors and service providers; product liability; the impact of general business and economic conditions; protection of our intellectual property and avoiding intellectual property infringement; retention of key personnel; delays, interruptions or failures in the manufacture and supply of our product candidates, including due to unanticipated regulatory compliance issues or warning letters relating to the Company’s manufacturing facilities; the availability of and the need for additional financing; our ability to obtain additional funding to support our clinical development programs; uncertainties regarding the FDA warning letter pertaining to the Company’s Watertown, MA manufacturing facility; and other factors described in our filings with the Securities and Exchange Commission. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. A more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, in our other filings with the Securities and Exchange Commission (SEC) and in our future reports to be filed with the SEC, which are available at www.sec.gov. Our forward-looking statements speak only as of the dates on which

Exhibit 99.1

they are made. EyePoint undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investors:
Robin Garner
EyePoint, Inc.
ir@eyepoint.bio

Media:
Helen O’Gorman
FTI Consulting
media@eyepoint.bio

Exhibit 99.1

EYEPOINT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$110,458	$101,821
Marketable securities	70,014	204,265
Accounts and other receivables, net	86	651
Prepaid expenses and other current assets	6,377	20,105
Inventory	1,882	1,813
Total current assets	188,817	328,655
Operating lease right-of-use assets	19,843	20,223
Other assets	19,531	15,118
Total assets	$228,191	$363,996
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$39,264	$34,884
Other current liabilities	2,679	2,140
Total current liabilities	41,943	37,024
Operating lease liabilities - noncurrent	19,814	20,772
Other noncurrent liabilities	23	87
Total liabilities	61,780	57,883
Stockholders' equity:
Capital	1,449,898	1,410,130
Accumulated deficit	(1,284,280)	(1,104,978)
Accumulated other comprehensive income	793	961
Total stockholders' equity	166,411	306,113
Total liabilities and stockholders' equity	$228,191	$363,996

Exhibit 99.1

EYEPOINT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues:
Product sales, net	$—	$—	$467	$715
License and collaboration agreements	507	5,333	646	16,382
Royalty income	—	—	90	12,689
Total revenues	507	5,333	1,203	29,786
Operating expenses:
Cost of sales	—	165	533	970
Research and development	83,614	55,498	155,757	114,072
Sales and marketing	31	35	34	70
General and administrative	14,242	11,862	29,485	25,738
Total operating expenses	97,887	67,560	185,809	140,850
Loss from operations	(97,380)	(62,227)	(184,606)	(111,064)
Other income (expense):
Interest and other income, net	2,910	2,894	5,254	6,536
Total other income, net	2,910	2,894	5,254	6,536
Net loss before provision for income taxes	$(94,470)	$(59,333)	$(179,352)	$(104,528)
Provision for income taxes	—	(93)	50	(93)
Net loss	$(94,470)	$(59,426)	$(179,302)	$(104,621)
Net loss per common share - basic and diluted	$(1.09)	$(0.85)	$(2.08)	$(1.50)
Weighted average common shares outstanding - basic and diluted	86,543	69,926	86,272	69,847